May 6, 2016
PDC Energy Reports 2016 First Quarter Financial and Operating Results; Production Increase of 58% to 4.6 Million Barrels of Oil Equivalent
DENVER, CO, May 6, 2016: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2016 first quarter financial and operating results.

2016 First Quarter Highlights

•	Production of 4.6 million barrels of oil equivalent (“MMBoe”), a 58% increase year-over-year; daily production of 50,216 barrels of oil equivalent (“Boe”).

•	Crude oil production of 20,965 barrels (“Bbls”) per day, a 44% increase year-over-year and representing 42% of total production.

•	Turned-in-line 47 gross operated wells, including 34 turn-in-lines in March 2016.

•	Senior unsecured notes raised to ‘BB-’ from ‘B+’ by Standard & Poor’s; Corporate Rating at Moody’s and Standard & Poor’s affirmed at ‘B1’ and ‘B+’, respectively.

•	Completed equity offering of approximately six million shares with net proceeds of approximately $297 million.

Bart Brookman, Chief Executive Officer and President, commented, “I am very pleased with the first quarter and our ability to deliver results in-line with our internal expectations despite weather-related challenges in late March. Our operations and marketing teams continue to focus on improving margins by driving down costs and reducing our oil differentials. Our balance sheet remains very strong following our March equity offering, and with 34 turn-in-lines late in the quarter, we are on track for a very solid first half of 2016 and expect to meet both our capital and production full-year guidance.”

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Financial Results

Net loss for the first quarter of 2016 was $71.5 million, or $1.72 per diluted share, compared to net income of $17.1 million, or $0.46 per diluted share, for the first quarter of 2015. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $37.0 million for the first quarter of 2016, compared to adjusted net income of $7.0 million for the comparable period of 2015.

The Company has determined that the collection of the third party notes and paid-in-kind interest related to its 2014 PDCM divestiture of dry gas Marcellus assets was not reasonably assured as of March 31, 2016, due to information provided to the Company and current market conditions. As a result, the Company recorded an allowance for uncollectible notes receivable of $44.7 million in the first quarter of 2016. Excluding this allowance and its tax effect would have resulted in adjusted net loss of $9.3 million.

Net cash from operating activities was $101.2 million in the first quarter of 2016, compared to $81.9 million in the first quarter of 2015. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 23% to $91.0 million in the first quarter of 2016, compared to $74.0 million in the comparable period of 2015.

First quarter 2016 production increased 58% to 4.6 MMBoe, or 50,216 Boe per day, compared to 2.9 MMBoe, or 32,162 Boe per day, in the first quarter of 2015. The increase in production over the first quarter of 2015 was primarily due to continued successful execution of our horizontal development program in the Wattenberg Field. The Company estimates production for the first quarter of 2016 was impacted by nearly 100,000 Boe as a result of a severe late-March snowstorm that resulted in wide-spread downtime in the Wattenberg Field.

Crude oil, natural gas and NGLs sales increased to $75.4 million in the first quarter of 2016, compared to $74.1 million in the first quarter of 2015. The average sales price, excluding net settlements on derivatives, decreased 36% to $16.49 per Boe for the first quarter of 2016, compared to $25.60 per Boe for the same 2015 period. Including the impact of net settlements on derivatives, crude oil, natural gas and NGL sales increased 14% to $142.2 million in the first quarter of 2016 compared to $124.5 million for the same period last year.

Net commodity price risk management activities for the first quarter of 2016 resulted in a gain of $11.1 million, which was comprised of $66.8 million of positive net settlements on derivatives and a $55.7 million negative net change in fair value of unsettled derivatives. Commodity price risk management activities for the first quarter of 2015 resulted in a net gain of $66.7 million, which was comprised of $50.4 million of positive net settlements on derivatives and a $16.3 million positive net change in fair value of unsettled derivatives.

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Production costs were $23.4 million, or $5.13 per Boe, for the first quarter of 2016, compared to $21.5 million, or $7.43 per Boe, for the first quarter of 2015. Lease operating expense (“LOE”) for the first quarter of 2016 was $3.35 per Boe compared to $5.63 per Boe in the first quarter of 2015.

General and administrative expense ("G&A") was $22.8 million for the first quarter of 2016, up from $21.0 million for the first quarter of 2015. The increase in G&A was primarily attributable to an increase in payroll, employee benefits and legal and other professional services. G&A on a per Boe basis decreased 31% to $4.99 per Boe in the first quarter of 2016 from $7.27 per Boe in the first quarter of 2015.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $96.3 million, or $21.08 per Boe, in the first quarter of 2016, compared to $54.8 million, or $18.92 per Boe, in the first quarter of 2015. The DD&A increase in the first quarter of 2016 compared to the first quarter of 2015 was primarily due to higher production volumes.

Interest expense for the first quarter of 2016 was $11.9 million compared to $11.7 million for the first quarter of 2015. The increase is primarily attributable to higher average borrowings on the Company’s revolving credit facility during the quarter, partially offset by an increase in capitalized interest expense.

Capital expenditures for the first quarter of 2016, excluding carry-over of expenses related to prior periods, were $99.2 million compared to $140.3 million for the same 2015 period.

Operations Update

The Company turned-in-line 47 gross operated wells in the Wattenberg Field during the first quarter of 2016 and produced 47,840 Boe per day, an approximate 64% increase from the first quarter of 2015. As expected, due to the timing of both fourth quarter 2015 and first quarter 2016 turn in lines, average sequential production from the field decreased slightly. PDC’s average wellhead oil differential in Wattenberg was approximately $6.70 per barrel for the first quarter of 2016. The Company’s realized NGL price in the first quarter of 2016 was approximately 21% of NYMEX and its natural gas price was approximately 67% of NYMEX.

In the Utica Shale, first quarter 2016 production was 2,376 Boe per day. Average wellhead oil differentials were less than $7 per barrel in the Utica during the first quarter of 2016. The Company anticipates turning-in-line the 10,000 foot lateral Neff well and the Mason two-well pad (~6,000 foot laterals) in the third quarter of 2016.

Debt and Liquidity

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At March 31, 2016, the Company had $615 million of debt outstanding consisting of $500 million of 7.75% senior notes due 2022 and $115 million of 3.25% convertible senior notes due May 2016. The Company was undrawn on its revolving credit facility as of March 31, 2016. Liquidity as of March 31, 2016 was approximately $677 million, consisting of $239 million in cash and cash equivalents and approximately $438 million of availability under its elected commitment of $450 million on its revolving credit facility, net of an $11.7 million letter of credit related to a third-party transportation service provider. The liquidity amount excludes an additional $250 million available under the revolving credit facility on the Company’s borrowing base of $700 million.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs from continuing operations for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015

Lease operating expenses	$15.3	$16.3
Production taxes	4.1	3.9
Transportation, gathering and processing expenses	4.0	1.3
Total	$23.4	$21.5
Lease operating expenses per Boe	$3.35	$5.63

The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three months ended March 31, 2016 and 2015, excluding net settlements on derivatives:

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	Three Months Ended March 31,
	2016	2015	Percent

Crude oil (MBbls)
Wattenberg Field	1,818.2	1,191.2	52.6%
Utica Shale	89.6	115.5	(22.4)%
Total	1,907.8	1,306.7	46.0%

Weighted-Average Sales Price	$28.29	$39.82	(29.0)%

Natural gas (MMcf)
Wattenberg Field	10,170.4	5,911.3	72.1%
Utica Shale	507.6	613.1	(17.2)%
Total	10,678.0	6,524.4	63.7%

Weighted-Average Sales Price	$1.39	$2.42	(42.6)%

NGLs (MBbls)
Wattenberg Field	840.1	451.9	85.9%
Utica Shale	42.1	48.6	(13.4)%
Total	882.2	500.5	76.3%

Weighted-Average Sales Price	$7.37	$12.61	(41.6)%

Crude oil equivalent (MBoe)
Wattenberg Field	4,353.4	2,628.3	65.6%
Utica Shale	216.3	266.3	(18.8)%
Total	4,569.7	2,894.6	57.9%

Weighted-Average Sales Price	$16.49	$25.60	(35.6)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-U.S. GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2015, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other

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companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2016	2015
Adjusted cash flows from operations:
Net cash from operating activities	$101.2	$81.9
Changes in assets and liabilities	(10.2)	(7.9)
Adjusted cash flows from operations	$91.0	$74.0

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2016	2015
Adjusted net income (loss):
Net income (loss)	$(71.5)	$17.1
Gain on commodity derivative instruments	(11.1)	(66.7)
Net settlements on commodity derivative instruments	66.8	50.4
Tax effect of above adjustments	(21.2)	6.2
Adjusted net income (loss)	$(37.0)	$7.0
Weighted-average diluted shares outstanding	41.6	37.0
Adjusted diluted net income (loss) per share	$(0.89)	$0.19

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Adjusted EBITDA
	Three Months Ended March 31,
	2016	2015
Net loss to adjusted EBITDA:
Net income (loss)	$(71.5)	$17.1
Gain on commodity derivative instruments	(11.1)	(66.7)
Net settlements on commodity derivative instruments	66.8	50.4
Interest expense, net	10.3	10.6
Income tax provision	(41.8)	10.7
Impairment of crude oil and natural gas properties	1.0	2.8
Depreciation, depletion and amortization	97.4	55.8
Accretion of asset retirement obligations	1.8	1.6
Adjusted EBITDA	$52.9	$82.3

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$101.2	$81.9
Interest expense, net	10.3	10.6
Stock-based compensation	(4.7)	(4.4)
Amortization of debt discount and issuance costs	(1.8)	(1.8)
Gain on sale of properties and equipment	0.1	—
Other	(42.0)	3.9
Changes in assets and liabilities	(10.2)	(7.9)
Adjusted EBITDA	$52.9	$82.3

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Revenues
Crude oil, natural gas and NGLs sales	$75,367	$74,109
Sales from natural gas marketing	2,171	3,233
Commodity price risk management gain, net	11,056	66,662
Well operations, pipeline income and other	2,237	628
Total revenues	90,831	144,632
Costs, expenses and other
Lease operating expenses	15,330	16,285
Production taxes	4,071	3,893
Transportation, gathering and processing expenses	4,041	1,338
Cost of natural gas marketing	2,578	3,258
Exploration expense	210	285
Impairment of crude oil and natural gas properties	1,001	2,772
General and administrative expense	22,779	21,045
Depreciation, depletion and amortization	97,388	55,820
Provision for uncollectible notes receivable	44,738	—
Accretion of asset retirement obligations	1,812	1,560
Gain on sale of properties and equipment	(84)	(21)
Total cost, expenses and other	193,864	106,235
Income (loss) from operations	(103,033)	38,397
Interest expense	(11,894)	(11,725)
Interest income	1,558	1,113
Income (loss) from before income taxes	(113,369)	27,785
Provision for income taxes	41,839	(10,723)
Net income (loss)	$(71,530)	$17,062

Earnings per share:
Basic	$(1.72)	$0.47
Diluted	$(1.72)	$0.46

Weighted-average common shares outstanding:
Basic	41,608	36,349
Diluted	41,608	36,981

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2016 First Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2016 first quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Operations, for a conference call on Friday, May 6, 2016, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Friday, May 6, 2016, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 86047031

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 86047031

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: the Credit Suisse 2016 Shale Day in New York on Wednesday, May 18, 2016; the BMO Capital Markets Energy & Power Conference in Pinehurst, NC on Wednesday, June 1, 2016 (no presentation/webcast at this conference); the RBC Capital Markets' 2016 Global Energy & Power Conference in New York on Monday, June 6, 2016; and the Bank of America Energy & Power Leveraged Finance Conference in New York on Tuesday, June 7, 2016.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future production, projects, capital expenditures and expenses; future financial condition; anticipated operational improvements, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•	impact of high line pressure;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced than proved reserves.

Contacts:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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